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                                                                     EXHIBIT 4.1

                                CRYPTOLOGIC INC.

                       INCENTIVE STOCK OPTION PLAN (2002)

1. PURPOSE: The purpose of this Incentive Stock Option Plan (2002) (the "2002 Plan") is to replace the Amended 1996 Plan and to provide effective incentives to Directors, Officers, employees and consultants of the Corporation (and its subsidiaries, which includes partnerships and other entities that are controlled by the Corporation) and to reward such employees in relation to the long-term performance and growth of the Corporation and the total return to Shareholders. No financial assistance will be provided by the Corporation to option holders in connection with the exercise of stock options granted under the 2002 Plan.

2. ADMINISTRATION: The 2002 Plan shall be administered by the Directors of the Company. The Directors shall not by virtue of such appointment be disentitled or ineligible to receive options. The Directors shall have full authority to interpret the 2002 Plan and to make such rules and regulations and establish such procedures as it deemed appropriate for the administration of the 2002 Plan, taking into consideration the recommendations of management, and the decision of the Directors shall be binding and conclusive. The decision of the Directors shall be binding, provided that notwithstanding anything herein contained, the Directors may from time to time delegate the authority vested in it under this clause to the full board, which shall thereupon exercise all of the powers herein given to the Directors, and further provided that a decision of the majority of persons compromising the board in respect of any matter hereunder shall be binding and conclusive for all purposes and upon all persons.

3. NUMBER OF SHARES: The total number of shares which are reserved and set aside for issue to directors, officers and key employees under this 2002 Plan shall not exceed 3,000,000 or such other number as may be approved by the shareholders at a meeting duly called for such purpose, and no one person may receive or hold options entitling the purchase of in excess of 5% of the number of outstanding shares of the Company. The number of CryptoLogic Inc. shares reserved for issuance under the 2002 Plan includes any CryptoLogic Shares that may be issued as a result of the exercise of options granted under the Amended 1996 Plan. All common shares issued pursuant to exercise of options granted or deemed to be granted under the 2002 Plan will be so issued as fully paid common shares.

4. PARTICIPATION: Options shall be granted under the 2002 Plan only to directors, officers, other key employees or service providers, being persons providing ongoing management or consulting services under written contract, (Participant), or their holding companies the shares of which are held directly or indirectly by the Participant or their spouse, minor children or minor grandchildren, or a registered retirement saving plan of which the Participant is the beneficiary, as shall be designated from time to time by the Directors and shall be subject to the approval of such regulatory authorities as the Directors shall designate, which shall also determine the number of shares subject to such option.

5. TERMS AND CONDITIONS OF OPTIONS: The terms and conditions of each option granted under the 2002 Plan shall be set forth in written option agreements between the Company and the Optionee. Such terms and conditions shall include the following as well as such provisions, not inconsistent with the Plan, as may be deemed advisable by the Directors.

         (a)      Number of Shares:  The number of shares subject to the option.

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         (b)      Option Price:  The option price of any shares in respect of which an option may be granted under the 2002 Plan shall be such price as shall be fixed by the Directors but shall be not less than the fair market value of the shares. The fair market value shall be deemed by the Directors as either the average between the highest and lowest prices at which the Company's common shares are traded on the day of option is granted, or the closing price of the stock on the day of grant. In its resolution allocating any option, the Directors may determine that the date of grant aforesaid shall be a future date determined in the manner specified by such resolution. The Directors may also determine that the option price per share may escalate at a specified rate dependent upon the year in which any option to purchase common shares may be exercised by the Optionee.

         (c) Payment: The full purchase price of shares purchased under the option shall be paid in cash upon the exercise thereof. A holder of an option shall have none of the rights of a stockholder until the shares are issued to him.

         (d) Term of Option: Options may be granted under this 2002 Plan exercisable over a period not exceeding five (5) years. Each option shall be subject to earlier termination as provided in paragraph (f) of this paragraph 5. An option will only become exercisable after the following vesting periods:

                  a) One-third of the options granted to Directors will vest at the date of grant, with the balance vesting over 2 years.

                  b) All other options granted will vest at a rate of one-quarter of the total amount granted per year, the first vesting date to follow one year after the date of grant. Vesting dates will follow annually on the anniversary date of the original grant.

         (e) Exercise of Option: An option may be exercised in part or in its entirety up to and including the time of its expiry. Provided however that except as expressly otherwise provided herein, no option may be exercised unless that Optionee is then a director, officer or employee of the Company. This 2002 Plan shall not confer upon the Optionee any right with respect to continuation of employment by the Company.

         (f) Termination of Options: Any option granted pursuant hereto, to the extent no validly exercised, will terminate on the earlier of the following dates:

                  (i) the date of expiration specified in the option agreement, being not more than five (5) years after the date the option was granted;

                  (ii) the date of termination of the Optionee's, employment for any cause other than by retirement, permanent disability or death or 30 days after the date of termination of the Optionee's position as a director or officer or ongoing service provider;

                  (iii) six (6) months after the date of the Optionee's death during which period the option may be exercised only by the Optionee's legal representative or the person or persons to whom the deceased Optionee's rights under the option shall pass by will or the applicable laws of descent and distribution, and only to the extent the Optionee would have been entitled to exercise it at the time of his death if the employment of the Optionee had been terminated by the Company on such date;

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                  (iv)     three (3) months after termination of the Optionee's
                           employment by permanent disability or retirement under any Retirement Plan of the Company during which three (3) months period the Optionee may exercise the option to the extent he was entitled to exercise it at the time of such termination provided that if the Optionee shall die within such three (3) month period, then such right shall be extended to six (6) months following the death of the Optionee and shall be exercisable only by the persons described in paragraph (f) (iii) hereof and only to the extent therein set forth.

         (g) Non-transferability and non-assignability of Stock Option: No option shall be transferable or assignable by the Optionee or his legal personal representatives other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him.

         (h) Applicable Laws or Regulations: The Company's obligation to sell and deliver stock under each option is subject to such compliance by the Company and any Optionee as the Company deems necessary or advisable with all laws, rules and regulations of Canada and any Provinces thereof applying to the authorization, issuance, listing or sale or securities and is also subject to the acceptance for listing of the common shares which may be issued in exercise thereof by each stock exchange which shares of the Company are listed for trading.

6. ADJUSTMENT IN EVENT OF CHANGE IN STOCK: Each option shall contain uniform provisions in such form as may be approved by the Directors to appropriately adjust the number and kind of shares covered by the option and the exercise price of shares subject to the option in the event of a stock split, stock dividend, combination of shares, merger, or other relevant change in the Company's capitalization to prevent substantial dilution or enlargement of the rights granted to the Optionee by such option.

7. AMENDMENT AND DISCONTINUANCE OF PLAN: The board may from time to time amend or revise the terms of the 2002 Plan or may discontinue the 2002 Plan at any time provided however that no such right may, without the consent of the Optionee, in any manner adversely affect his rights under any option theretofore granted under the 2002 Plan and such amendment shall require the prior approval of the Toronto Stock Exchange.

8. EFFECTIVE DATE AND DURATION OF PLAN: The 2002 Plan shall remain in full force and effect until such time as the Directors shall have granted options on all of the shares reserved and set aside under paragraph 3 hereof, and for so long thereafter as options remain outstanding in favour of any Optionee.